Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2017 First Quarter Financial Results

Stroudsburg, PA. – January 25, 2017 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ ESSA) today reported net income of $1.9 million, or $0.18 per diluted share, for the quarter ended December 31, 2016, compared with net income of $2.0 million, or $0.19 per diluted share, for the same quarter last year. Results for the quarter ended December 31, 2015, include the acquisition of Eagle National Bank (“ENB”), which was completed on December 4, 2015.

The Company is the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset institution, which provides full service retail and commercial banking, financial, and investment services from 26 locations in eastern Pennsylvania, including the Poconos, Lehigh Valley, Scranton/Wilkes-Barre and suburban Philadelphia markets.

FIRST QUARTER 2017 HIGHLIGHTS

•	Loan growth was the primary driver of the 5% growth in net interest income to $11.6 million in fiscal first quarter 2017 compared with $11.1 million for the comparable period in fiscal 2016.

•	Total loans at December 31, 2016 increased $4.8 million from September 30, 2016, primarily reflecting growth in commercial and residential real estate lending and municipal lending.

•	Asset quality remained strong, with non-performing assets of $22.8 million, or 1.28% of total assets, at December 31, 2016 compared to $22.0 million, or 1.24% of total assets at September 30, 2016.

•	Growth in lower-cost core deposits (non-interest and interest bearing demand accounts, money market and savings) as a percentage of total deposits continued to contribute positively to the Company’s cost of funds and margin management. Core deposits were 59% of total deposits at December 31, 2016 compared to 49% of total deposits a year ago.

•	The Company paid a quarterly cash dividend of $0.09 per share on December 31, 2016, its 35th consecutive quarterly cash dividend to shareholders.

•	In November 2016, ESSA Bank & Trust marked 100 years of consecutive operation.

Gary S. Olson, President and CEO, commented: “We were pleased to begin fiscal 2017 with a first quarter that reflected net loan growth and gains in residential mortgage and commercial lending from the Company’s fiscal 2016 year-end. We feel the investment we have made to expand our commercial and retail lending teams during the past year is making an increasingly positive contribution, and we believe the expanded ESSA team is just now hitting its stride.

“It was encouraging that the Company generated greater total interest income, primarily from loans, in fiscal first quarter 2017 compared with a year earlier, even though the total loan portfolio was approximately the same in both quarters. Increased lending activity also supported higher year-over-year income from lending-related fees.

Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158

“We continue to experience more commercial loan pay-downs as customers pull back on operational plans, and these have offset some of the gains from originated loans. However, we plan to continue seeking out new relationships and we have focused initiatives to grow outreach in ESSA’s served markets.

“Maintaining asset quality is paramount, so as we compete for business, we will maintain the highest standards for risk management and underwriting. We feel this commitment has been evident in our asset quality measurements and ability to continue building the Company’s value.”

Income Statement Review

Total interest income was $14.7 million for the three months ended December 31, 2016, up from $13.8 million for the three months ended December 31, 2015. The primary driver was growth in interest income from loans of $12.3 million in fiscal first quarter 2017, up from $11.6 million a year earlier. Interest expense increased $295,000 for the quarter ended December 31, 2016 compared to the comparable period in 2015, partially reflecting a larger base of deposits and short-term borrowings.

Net interest income increased $540,000, or 4.9%, to $11.6 million for the three months ended December 31, 2016, from $11.1 million for the comparable period in 2015. The Company’s provision for loan losses increased to $750,000 for the three months ended December 31, 2016, compared with $600,000 for the three months ended December 31, 2015. This increase reflected additional provisioning related to increased lending activity.

The net interest margin for the first quarter of 2017 was 2.80%, compared with 2.82% for the previous quarter, and 2.84% for the first quarter of fiscal 2016. Olson noted that, while the Company continues to address margin compression, it has been successful in maintaining relative margin stability in the past several quarters. The net interest rate spread was 2.73% in fiscal first quarter 2017, compared with 2.77% in fiscal first quarter 2016.

Noninterest income increased $40,000 or 2.2%, to $1.9 million for the three months ended December 31, 2016, compared with $1.8 million for the three months ended December 31, 2015. The increase in fiscal first quarter 2017 primarily reflected increased fee income from lending activity, which rose to $354,000 compared with $280,000 a year earlier, partially offset by a modest year-over-year decline in trust and investment fee income.

Noninterest expense increased $616,000 or 6.3%, to $10.4 million for the three months ended September 30, 2016 compared with $9.8 million for the comparable period in 2015. Compensation and benefits increased $599,000 primarily reflecting the expanded ESSA lending team and the closing of the ENB acquisition on December 4, 2015.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $6.1 million to $1.78 billion at December 31, 2016, from $1.77 billion at September 30, 2016. Total net loans remained relatively unchanged at $1.22 billion at December 31, 2016 and September 30, 2016.

Total deposits decreased $21.9 million, or 1.8%, to $1.19 billion at December 31, 2016, from $1.21 billion at September 30, 2016. During the same period, borrowings increased $30.4 million, reflecting the Company’s ability to obtain borrowed funds at what management believes represent attractive rates. Core deposits increased to $708.2 million, or 59.4% of total deposits at December 31, 2016, compared with $605.4 million or 48.4% of total deposits at December 31, 2015 and 58% at September 30, 2016, reflecting the Company’s increase in its base of lower-cost deposits.

Asset quality has remained strong. Nonperforming assets totaled $22.8 million, or 1.28% of total assets, at December 31, 2016, compared to $25.4 million, or 1.44% of total assets, at December 31, 2015 and $22.0 million, or 1.24% of total assets at September 30, 2016. The allowance for loan losses was $9.3 million, or 0.76% of loans outstanding, at December 31, 2016, compared to $9.1 million, or 0.74% of loans outstanding at September 30, 2016.

For the fiscal first quarter of 2017, the Company’s return on average assets and return on average equity were 0.44% and 4.38%, compared with 0.47% and 4.50%, respectively, in the corresponding period of fiscal 2016.

The Bank continued to demonstrate financial strength, with a Tier 1 leverage ratio of 8.94%, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 8.81%.

Total stockholders’ equity decreased $4.9 million to $171.4 million at December 31, 2016, from $176.3 million at September 30, 2016, primarily reflecting rising interest rates that led to a decline in the fair value of investments available for sale. However, total stockholders equity was up year-over-year. Tangible book value per share at December 31, 2016 decreased to $13.55, compared with $14.05 at September 30, 2016, but was up compared with tangible book value of $13.52 at December 31, 2015.

Olson concluded: “We are enthusiastic about our prospects for the coming year. We’re seeing positive traction from our expanded team and the benefits of an expanded geographic scope. We opened a loan processing office in our suburban Philadelphia market last summer, and we plan in the next few months to open an office in Bethlehem, Pennsylvania to support lending in the Lehigh Valley and to house our employee benefits advisory team.

“We have initiatives in place to expand the Company’s full range of banking and advisory capabilities, particularly commercial banking and indirect auto lending, throughout the franchise, which we believe will continue to grow business across a number of sectors. As always, we are focused on enhancing shareholder value, both through growth and continually enhancing productivity through efficient operation.”

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 26 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	December 31, 2016	September 30, 2016
	(dollars in thousands)
ASSETS
Cash and due from banks	$32,683	$31,815
Interest-bearing deposits with other institutions	7,168	11,843

Total cash and cash equivalents	39,851	43,658
Certificates of deposit	1,000	1,250
Investment securities available for sale	392,113	390,410
Loans receivable (net of allowance for loan losses of $9,342 and $9,056)	1,224,021	1,219,213
Regulatory stock, at cost	16,680	15,463
Premises and equipment, net	16,674	16,844
Bank-owned life insurance	36,856	36,593
Foreclosed real estate	2,436	2,659
Intangible assets, net	2,324	2,487
Goodwill	13,801	13,801
Deferred income taxes	14,932	11,885
Other assets	17,922	18,216

TOTAL ASSETS	$1,778,610	$1,772,479

LIABILITIES
Deposits	$1,192,941	$1,214,820
Short-term borrowings	174,918	129,460
Other borrowings	215,571	230,601
Advances by borrowers for taxes and insurance	7,719	4,956
Other liabilities	16,022	16,298

TOTAL LIABILITIES	1,607,171	1,596,135

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	181,072	181,900
Unallocated common stock held by the Employee Stock Ownership Plan	(9,061)	(9,174)
Retained earnings	88,628	87,638
Treasury stock, at cost	(81,486)	(82,369)
Accumulated other comprehensive loss	(7,895)	(1,832)

TOTAL STOCKHOLDERS’ EQUITY	171,439	176,344

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,778,610	$1,772,479

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended December 31,
	2016	2015
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$12,251	$11,574
Investment securities:
Taxable	1,874	1,818
Exempt from federal income tax	309	244
Other investment income	216	179

Total interest income	14,650	13,815

INTEREST EXPENSE
Deposits	2,012	1,845
Short-term borrowings	251	94
Other borrowings	755	784

Total interest expense	3,018	2,723

NET INTEREST INCOME	11,632	11,092
Provision for loan losses	750	600

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,882	10,492

NONINTEREST INCOME
Service fees on deposit accounts	864	863
Services charges and fees on loans	354	280
Trust and investment fees	150	213
Gain on sale of investments, net	—	3
Earnings on Bank-owned life insurance	263	230
Insurance commissions	193	199
Other	33	29

Total noninterest income	1,857	1,817

NONINTEREST EXPENSE
Compensation and employee benefits	6,177	5,578
Occupancy and equipment	1,091	1,109
Professional fees	745	453
Data processing	934	919
Advertising	305	87
Federal Deposit Insurance Corporation Premiums	187	278
Gain on foreclosed real estate	(96)	(10)
Merger related costs	—	245
Amortization of intangible assets	163	174
Other	896	953

Total noninterest expense	10,402	9,786

Income before income taxes	2,337	2,523
Income taxes	400	566

Net Income	$1,937	$1,957

	For the Three Months Ended December 31,
	2016	2015
	(dollars in thousands)
Earnings per share:
Basic	$0.18	$0.19
Diluted	$0.18	$0.19

	For the Three Months Ended December 31,
	2016	2015
	(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,768,512	$1,650,206
Total interest-earning assets	1,646,647	1,547,741
Total interest-bearing liabilities	1,428,562	1,347,925
Total stockholders’ equity	175,927	172,642
PER COMMON SHARE DATA:
Average shares outstanding—basic	10,475,032	10,364,425
Average shares outstanding—diluted	10,604,073	10,535,573
Book value shares	11,463,785	11,330,544
Net interest rate spread	2.73%	2.77%
Net interest margin	2.80%	2.84%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531